Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED CERTIFICATE OF INCORPORATION

OF

I-ON DIGITAL CORP.

a Delaware corporation

Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), I-ON Digital Corp., a corporation organized and existing under the DGCL (the “Corporation”), hereby certifies as follows:

A. On November 25, 2024, the Board of Directors of the Corporation duly adopted a resolution proposing and declaring advisable the following amendment (the “Amendment”) to the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate”).

B. The Certificate is hereby amended as follows:

Article FOURTH is hereby amended to read in its entirety as follows: FOURTH: The total number of authorized shares which the corporation is authorized to issue is 250,000,000 shares of common stock having a par value of $0.0001 per share and 10,000,000 shares of preferred stock having a par value of $0.0001 per share.

C. This Amendment has been duly approved and adopted by a majority of the outstanding shares entitled to vote thereon in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, to be signed by a duly authorized officer of the Corporation on this 17th day of January 2025.

By:	/s/ Carlos X. Montoya
Name:	Carlos X. Montoya
Title:	Chairman, President